Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement Nos. 333-192577, 333-192577-01 and 333-192577-02 of WFB Funding, LLC, Cabela’s Master Credit Card Trust, and Cabela’s Credit Card Master Note Trust on Form S-3 of our report dated March 28, 2016, relating to the Report on Compliance with Servicing Criteria Pursuant to Item 1122 of Regulation AB for World’s Foremost Bank, appearing in the Annual Report on Form 10-K of WFB Funding, LLC, Cabela’s Master Credit Card Trust, and Cabela’s Credit Card Master Note Trust for the year ended December 31, 2015.

Omaha, Nebraska

March 28, 2016